SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

 NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT
                              COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: FRANKLIN GLOBAL TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

777 MARINERS ISLAND BOULEVARD, SAN MATEO, CA 94404

Telephone Number (including area code):  (650) 378-2000

Name and address of agent for service of process:

MURRAY L. SIMPSON, 777 MARINERS ISLAND BOULEVARD, SAN MATEO, CA 94404


      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:   YES [x]   NO [ ]



Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in San Mateo, California, on the 29th day of September, 2000.

                                    FRANKLIN GLOBAL TRUST



Attest:/s/ David P. Goss            By:/s/ Murray L. Simpson
       David P. Goss                   Murray L. Simpson
       Assistant Secretary             Vice President